Independent Auditors' Report
To the Shareholders and Board of Trustees of USAllianz Variable Insurance Products Trust:
In planning and performing our audits of the financial statements of USAllianz Variable Insurance Products
Trust - USAZ AIM Basic Value Fund, USAZ AIM Blue Chip
Fund,USAZ AIM Dent Demographic Trends Fund, USAZ AIM
International Equity Fund, USAZ AllianceBerstein
Growth and Income Fund, USAZ AllianceBerstein Large
Cap Growth Fund, USAZ Oppenheimer Emerging Technologies
Fund, USAZ Templeton Developed Markets Fund, USAZ
Oppenheimer Emerging Growth Fund, USAZ PIMCO NFJ Small
Cap Value Fund, USAZ PIMCO PEA Growth and Income Fund,
USAZ PIMCO PEA Renaissance Fund, USAZ PIMCO PEA Value
Fund, USAZ Money Market Fund, USAZ Van Kampen
Aggressive Growth Fund, USAZ Van Kampen Comstock Fund,
USAZ Van Kampen Emerging Growth Fund, USAZ Van Kampen
Global Franchise Fund, USAZ Van Kampen Growth and
Income Fund, and the USAZ Van Kampen Growth Fund for the periods ended December 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of USAllianz Variable Insurance Products
Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of USAllianz Variable Insurance Products Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
KPMG LLP
Columbus, Ohio
February 13, 2004
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